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MRS. FIELDS' ORIGINAL COOKIES, INC.

SUBSIDIARY COMPANIES:

     Great American Cookie Company, Inc.
     Mrs. Fields Cookies (Canada) Ltd.
     Mrs. Fields Cookies Australia
     Mrs. Fields' Brand, Inc.
     Mrs. Fields' Other Names, Inc.
     Fairfield Foods, Inc.
     Airport Cookies, Inc.
     Pretzel Time, Inc.
     Uvest
     LV-H&M
     H&M Concepts of Idaho, Inc.